EXHIBIT 4.2
                                                              -----------

        THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

        Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to NiSource Capital Markets, Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

                       NISOURCE CAPITAL MARKETS, INC.

             Puttable Reset Securities PURS Servicemark due 2010

   CUSIP                                                            No. 1
   No.  65473NAA8                                            $160,000,000

        NISOURCE CAPITAL MARKETS, INC., an Indiana corporation (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred and Sixty Million Dollars, and to pay interest thereon from September 28, 1999, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on October 28, 1999, January 28, 2000, April 28, 2000, July 28, 2000,
   September 28, 2000 and, thereafter, semi-annually on March 28 and September 28 in each year at the applicable rate described below, until the principal hereof is paid or made available for payment. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date (whether or not a Business
   Day). The Regular Record Dates shall be October 13, 1999, January 13, 2000, April 13, 2000 and July 13, 2000 for the October 28, 1999,
   January 28, 2000, April 28, 2000 and July 28, 2000 Interest Payment Dates, respectively. Commencing September 28, the Regular Record Dates shall be the March 13 or the September 13, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

        From and including September 28, 1999 to but excluding September 28, 2000 (the "Reset Date"), interest shall accrue on the principal sum of this Security at the Applicable LIBOR rate referred to on the reverse hereof plus 125 basis points (1.25%). On the Reset Date, the interest rate on this Security shall be reset so as to equal a fixed rate determined as described on the reverse hereof, unless the Company is obligated to repurchase this Security on such date pursuant to the Put Option referred to on the reverse hereof. Notwithstanding the foregoing, reset of the interest rate on this Security on the Reset Date shall be subject to the occurrence of a Market Disruption Event or a Failed Remarketing as described on the reverse hereof and the settlement of the Call Option in certain circumstances at the election of Goldman, Sachs & Co., on behalf of itself and Barclays Bank PLC, as described on the reverse hereof.

        Payment of the principal of and any interest on this Security will be made at the corporate trust office of the Trustee in New York City or such other office or agency maintained by the Company for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Such provisions include, without limitation, provisions relating to the Call Option, the Put Option and the interest rate reset mechanism.

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


   Dated: September 28, 1999

                                      NISOURCE CAPITAL MARKETS, INC.


                                      By
                                         ----------------------------
                                           Name: Francis P. Girot, Jr.
                                           Title: Treasurer

                   TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Securities of the series referred to in the within-mentioned Indenture.


                                 THE CHASE MANHATTAN BANK, as Trustee


                                 By
                                    -------------------------------
                                      Authorized Officer

        1.   Indenture.
             ---------

        This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture (Senior Debt Securities) dated as of February 14, 1997, as amended by the First Supplemental Indenture dated as of February 16, 1999 (herein called the "Indenture"), among the Company, NiSource Inc. ("NiSource") and The Chase Manhattan Bank, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, NiSource, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $160,000,000.

        If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. No failure by Goldman, Sachs & Co. and/or Barclays Bank PLC (or any successor firm) to purchase any Security of this series pursuant to the Call Option shall be deemed to be a default under this Security or the Indenture for any purpose.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and NiSource and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, NiSource and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. Notwithstanding the foregoing, the Company has agreed with Goldman Sachs & Co. and Barclays Bank PLC, as holders of the Call Option, that the Company will not cause or permit the terms or provisions of this Security or the Indenture as it relates to this Security to be modified in any way without the prior written consent of Goldman, Sachs & Co., on behalf of itself and Barclays Bank PLC. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company or NiSource or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

        No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

        2.   Determination of the Applicable LIBOR Rate.
             ------------------------------------------

        From and including September 28, 1999 to but excluding the Reset Date, interest shall accrue on the principal sum of this Security at the Applicable LIBOR Rate described below plus 125 basis points (1.25%). The Trustee will compute the Applicable LIBOR Rate and the interest rate on the Security until the Reset Date. From September 28, 1999 until the Reset Date, there will be five interest periods on this Security. The interest rate for the first period, beginning September 28, 1999, will be based on the one month LIBOR Rate. The interest rates for the next three interest periods, beginning October 28, 1999, January 28, 2000 and April 28, 2000, will be based on the three month LIBOR Rate. The interest rate for the fifth interest period, beginning July 28, 2000, will be based on the two month LIBOR Rate.

        If any interest determination date or Interest Payment Date would otherwise be a day that is not a LIBOR business day, then interest will be determined or paid on the next succeeding LIBOR business day, as long as that next succeeding LIBOR business day is in the same calendar month. If the next succeeding LIBOR business day is in the next calendar month, the interest will be determined or paid on the immediately preceding LIBOR business day. As used herein, a "LIBOR business day" is a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York or the City of London are generally authorized to close.

        The Applicable LIBOR Rate means the rate for deposits in U.S. dollars having the relevant maturity that appears on the Telerate page 3750 as of 11:00 A.M., London time on the relevant interest determination date. The relevant maturity for the interest period beginning on September 28, 1999 will be one month, the relevant maturity for the interest periods beginning on October 28, 1999, January 28, 2000 and April 28, 2000 will be three months, and the relevant maturity for the interest period beginning on July 28, 2000 will be two months. As used herein, the "interest determination date" is the second day on which dealings and deposits in U.S. dollars are transacted in the London interbank market preceding September 28, 1999, October 28, 1999, January 28, 2000, April 28, 2000 or July 28,
   2000, as the case may be. As used herein, "Telerate page 3750" means the display page so designated on the service operated by Bridge Telerate, Inc., or any other page or pages that may replace that page on that service or any other service that may be nominated by the British Banker's Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

        If the Applicable LIBOR Rate on an interest determination date does not appear on the Telerate page 3750, the Applicable LIBOR Rate will be determined by the Trustee on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Trustee at approximately 11:00 A.M., London time, on that interest determination date to prime banks in the London interbank market having the relevant maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. The Trustee will request the principal London office of each of those four major banks to provide a quotation of its rate. If at least two quotations are provided, the Applicable LIBOR rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of those quotations. If fewer than two quotations are provided, the Applicable LIBOR Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by the Trustee at approximately 11:00 A.M., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks, having the relevant maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If the banks in New York City selected by the Trustee are not quoting rates as mentioned above on the interest determination date, then the Applicable LIBOR Rate for the subsequent interest period will be the Applicable LIBOR Rate in effect on the interest determination date.

        The amount of interest for each day that this Security is outstanding until, but not including, the Reset Date shall be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of this Security. The amount of interest to be paid on any PURS for any interest period until the Reset Date shall be calculated by adding the daily interest amounts for each day in the interest period.

        3.   Call Option.
             -----------

        Goldman, Sachs & Co. and Barclays Bank PLC (or any successor firms) (each, a "Call Option Holder") shall have the right to purchase, on the Reset Date, all of the Securities of this series Outstanding on the Reset Date (in whole and not in part), including this Security, from the Holders thereof (such right, the "Call Option") at a price equal to 100% of the principal amount of the Securities of this series purchased and subject to Goldman, Sachs & Co., on behalf of the Call Option Holders, giving notice of their intention to purchase the Outstanding Securities of this series as described below. Whether or not the Call Option is exercised, the Company will remain obligated to pay all accrued and unpaid interest on this Security. Interest that becomes payable on the Reset Date will be payable to the Holder of this Security on the corresponding Regular Record Date, as provided in this Security and the Indenture.

        To exercise the Call Option, Goldman, Sachs & Co., on behalf of the Call Option Holders, must give the holder of this Security notice of the Call Option Holders' intention to purchase the outstanding Securities of this series no later than the tenth Market Day (as defined below) prior to the Reset Date in the manner described under paragraph 8 below. In the event the Call Option is exercised, the Holder of this Security on the Reset Date will be obligated to sell to the Call Option Holders, and the Call Option Holders will be obligated to purchase from the Holder, this Security on the Reset Date at 100% of its principal amount. The sale and purchase of this Security will be effected through DTC. Each Holder will be deemed to have automatically tendered this Security for sale to the Call Option Holders on the Reset Date in accordance with applicable DTC procedures. Notwithstanding the exercise of the Call Option, this Security will remain Outstanding until this Security is purchased or paid by the Company. A Market Day is a Business Day in the City of New York other than a day on which dealings in the U.S. Treasury bond market are generally not conducted. Goldman, Sachs & Co. has the sole authority to exercise the Call Option on behalf of both Call Option Holders, and Barclays Bank PLC may not exercise the Call Option independently of Goldman, Sachs & Co.

        If the Call Option is exercised, this Security will be subject to purchase by Goldman, Sachs & Co. on the Reset Date as provided herein and in accordance with paragraph 6(a) below.

        If, on or before the Reset Date, an Event of Default, or any event which, with the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing, or if the Company modifies the terms or provisions of the Securities of this series without the prior written consent of Goldman, Sachs & Co. on behalf of the Call Option Holders, then upon the occurrence of such event Goldman, Sachs & Co., on behalf of the Call Option Holders, will be entitled to demand that the Company pay the Call Option Holders, within three Business Days of such demand, an amount (the "Call Option Termination Amount") to be determined in accordance with the Calculation Agency Agreement dated September 23, 1999, among the Company, Goldman Sachs & Co. and Barclays Bank PLC (the "Calculation Agency Agreement"). The Call Option will terminate upon payment of the Call Option Termination Amount. If the Call Option is terminated, the Holders will be deemed to have exercised their Put Option as described below on the Reset Date.

        Notwithstanding any provision herein to the contrary, neither Goldman, Sachs & Co. nor Barclays Bank PLC may transfer or assign the Call Option without the prior written consent of the Company.

        4.   Put Option
             ----------

        If Goldman, Sachs & Co. does not exercise the Call Option on behalf of the Call Option Holders, the Holder of this Security will have the right to require the Company to repurchase all, but not less than all, of this Security on the Reset Date (such right, the Holder's "Put Option") at a price equal to 100% of the principal amount of this Security repurchased in the circumstances described in the next paragraph. Whether or not a Holder's Put Option is exercised, the Company will remain obligated to pay all accrued and unpaid interest on the Securities of this series. Interest that becomes payable on the Reset Date will be payable to the Holders of record on the corresponding Regular Record Date, as provided in this Security and the Indenture. If for any reason payment of the repurchase price is not made on the Reset Date, interest will continue to accrue on this Security from the Reset Date to the date payment is made by the Company.

        On the Reset Date, the Holder of this Security will be deemed to have exercised its Put Option automatically in respect of this Security unless either (a) Goldman, Sachs & Co., on behalf of the Call Option Holders, has exercised the Call Option, or (b) the Call Option is not exercised and such Holder validly elects not to sell this Security to the Company. To make an election not to sell this Security, (1) no later than 10:00 A.M. (New York City time) on the seventh Market Day prior to the Reset Date, the Holder must give notice to the Trustee, as provided in paragraph 8 below, that the Holder elects not to sell this Security (or, as long as this Security is issued in the form of a Global Security, a specified portion hereof) to the Company on the Reset Date and (2) the notice must be effective under the 10% requirement described in the next paragraph. Consequently, with respect to the Holder of this Security, if the Holder is deemed to have exercised its Put Option, on the Reset Date, the Company will be obligated to repurchase from the Holder, and the Holder will be obligated to sell to the Company, this Security in whole (or in whole but for any specified portion) on the Reset Date at 100% of its principal amount. The sale and purchase of this Security pursuant to the Put Option will be effected through DTC, with the Holder of this Security on the Reset Date being deemed (in the absence of an effective notice of its election not to sell any of its Securities to the Company as described herein) to have automatically tendered this Security in whole (or in whole but for any specified portion) for sale to the Company on the Reset Date in accordance with applicable DTC procedures. If the Company is obligated to purchase this Security pursuant to the Put Option, the Security will remain outstanding until 100% of the principal amount of this Security (and accrued interest) has been paid.

        Notwithstanding the foregoing, a Holder's notice of election not to sell this Security to the Company will not be effective unless such notices are duly given by the Holders of record of at least 10% of the aggregate principal amount of the Securities of this series outstanding at 10:00 A.M. (New York City time) on the tenth Market Day prior to the Reset Date. If any Holder gives such a notice to the Trustee when this 10% requirement has not been satisfied, the Trustee will give written notice of that fact to the Holder and the Company no later than the close of business on the seventh Market Day before the Reset Date, in the manner described in paragraph 8 below.

        5.   Reset of Interest Rate on Reset Date.
             ------------------------------------

        The interest rate on this Security will be reset on the Reset Date, unless the Company is obligated to repurchase this Security on such date pursuant to the Holder's Put Option. Notwithstanding the foregoing, reset of the interest rate is subject to the occurrence of a Market Disruption Event or a Failed Remarketing, each as defined below.

        The Company has initially appointed Goldman, Sachs & Co. as its calculation agent for the purpose of resetting the interest rate on the Reset Date (such agent, including any successor agent, the "Calculation Agent"). If the interest rate is to be reset on the Reset Date, the Calculation Agent will effect the reset as follows:

        Between the tenth Market Day prior to the Reset Date and 11:00 A.M., New York City time, on the sixth Market Day prior to the Reset Date (the "Calculation Date"), the Calculation Agent shall select three leading financial institutions (which may include Goldman, Sachs & Co. and Barclays Bank PLC, if they request that they be included) that deal actively in the Company's debt securities and have agreed to participate as reference dealers in accordance with the procedures described below and pursuant to participation agreements satisfactory to Goldman, Sachs & Co. (the "Reference Dealers"). If Goldman, Sachs & Co. has exercised the Call Option on behalf of the Call Option Holders, each Reference Dealer must include in its participation agreement a written commitment satisfactory to Goldman, Sachs & Co. that, if it is selected as the Final Dealer (as defined below), it will purchase from the Call Option Holders on the Calculation Date for settlement on the Reset Date and at the Final Offer Price (as defined below), all the Securities of this series that the Call Option Holders purchase pursuant to the Call Option and tender for resale to the Final Dealer on the Reset Date.

        On the Calculation Date, the Calculation Agent shall undertake the following actions to calculate a fixed rate at which interest will accrue on the Securities of this series from and including the Reset Date to but excluding September 28, 2010. Each notice described below shall be given telephonically and confirmed as soon as practicable thereafter by facsimile to each of the Calculation Agent and the Company. The times set forth below are guidelines for action, and the Calculation Agent shall use reasonable efforts to adhere to these times.

        (a) At 12:00 P.M., New York City time, the Calculation Agent shall:

                  (i) determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option on behalf of the Call Option Holders) the approximate 10-year U.S. Treasury bond yield at or about such time, which shall be expressed as a percentage (the "Designated Treasury Yield") and shall be based on the "offered side" quotations of the then-current 10-year U.S. Treasury bond;

                  (ii) calculate and provide to the Reference Dealers, on
             a preliminary basis, a hypothetical offer price at which the Securities of this series might be offered for sale to a Reference Dealer on the Reset Date. The offer price shall be expressed as a percentage of the principal amount of the Securities of this series Outstanding and shall equal 100% plus the Margin (as defined below), if the Treasury Rate Difference (as defined below) is positive, or 100% minus the Margin, if the Treasury Rate Difference is negative. The Margin shall also be expressed as a percentage of the principal amount of the Securities of this series Outstanding and shall equal the present value of the absolute value of the Treasury Rate Difference applied to 20 semiannual periods (i.e., 10 years), discounted at the Designated Treasury Yield divided by two. The "Treasury Rate Difference" means the percentage (which may be positive or negative) equal to 5.91% minus the Designated Treasury Yield; and

                  (iii) request each Reference Dealer to provide to the Calculation Agent, when notified of the Final Offer Price as described in paragraph (b) below, a firm bid, expressed as a percentage representing an interest rate spread over the Designated Treasury Yield, at which such Reference Dealer would be willing to purchase on the Calculation Date for settlement on the Reset Date, at the Final Offer Price, all of the Securities of this series then Outstanding. Each such firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given.

             (b) At 12:30 P.M., New York City time, the Calculation Agent shall determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option on behalf of the Call Option Holders) the Designated Treasury Yield on a final basis, calculate and provide to the Reference Dealers the offer price on a final basis (the "Final Offer Price") and request each Reference Dealer to submit its bid immediately as described in clause (a)(iii) above. If the Calculation Agent receives at least two bids, the following will occur:

                  (i)  the Reference Dealer providing the bid
             representing the lowest all-in spread over the Designated Treasury Yield will be the "Final Dealer";

                  (ii) if Goldman, Sachs & Co. has exercised the Call
             Option on behalf of the Call Option Holders, the Final Dealer shall be obligated to purchase from the Call Option Holders at the Final Offer Price, for settlement on the Reset Date, all of the Securities of this series that the Call Option Holders purchase pursuant to the Call Option and tender for resale to the Final Dealer on the Reset Date (assuming that the interest rate on the Securities of this series will be reset so as to be equal to the Adjusted Rate (as defined below) from and including the Reset Date to but excluding September 28, 2010). As described below, the Final Dealer will not be obligated to purchase any Securities of this series if Goldman, Sachs & Co. has not exercised the Call Option on behalf of the Call Option Holders;

                  (iii) the Calculation Agent shall calculate and provide to the Company the "Adjusted Rate," which shall be the semiannual, bond-equivalent, fixed interest rate on the Securities of this series required to produce, from and including the Reset Date to but excluding September 28, 2010, a seminannual, bond-equivalent yield on the Securities of this series that equals the sum of the lowest all-in interest rate spread over the Designated Treasury Yield plus the final Designated Treasury Yield, assuming that the Securities of this series are purchased on the Reset Date at the Final Offer Price; and

                  (iv) the interest rate on the Securities of this series
             shall be adjusted to equal the Adjusted Rate, effective from and including the Reset Date to but excluding September 28, 2010. If Goldman, Sachs & Co. has not exercised the Call Option on behalf of the Call Option Holders and the Holders of at least 10% of the Securities of this series Outstanding have given effective notices to the Trustee that they elect not to sell any of their Securities of this series to the Company, the Company will promptly give written notice of the Adjusted Rate to those Holders and the Trustee.

        All determinations regarding the Designated Treasury Yield and the then-current 10-year U.S. Treasury bond on which it is based, as described in clause (a)(i) and the first sentence of clause (b) above will be made by Goldman, Sachs & Co., unless Goldman, Sachs & Co., on behalf of the Call Option Holders, has elected not to exercise the Call Option.

        If the Calculation Agent determines that, on the Calculation Date
   (x) a Market Disruption Event (as defined below) has occurred and is continuing or (y) fewer than two Reference Dealers have provided firm bids in a timely manner pursuant to participation agreements satisfactory to Goldman, Sachs & Co. (a "Failed Remarketing"), the steps described above, including the determination of the Designated Treasury Yield, the Treasury Rate Difference and the Margin, will be taken on the next Market Day on which the Calculation Agent determines that no Market Disruption Event has occurred and is continuing and at least two Reference Dealers have provided bids pursuant to participation agreements satisfactory to Goldman, Sachs & Co. If the Calculation Agent determines that a Market Disruption Event or a Failed Remarketing has occurred and is continuing for at least four consecutive Market Days starting on the Calculation Date, then Goldman, Sachs & Co. will be deemed not to have exercised the Call Option on behalf of the Call Option Holders, all Holders will be deemed to have exercised their Put Options, and the Company will repurchase this Security from its Holder on the Reset Date at 100% of
   its principal amount.   In addition, if Goldman, Sachs & Co. is deemed
   not to have exercised the Call Option on behalf of the Call Option Holders because either a Failed Remarketing or a Market Disruption Event has occurred, and the Treasury Rate Difference is positive, the Company will pay to Goldman, Sachs & Co. and Barclays Bank PLC an amount equal to the product of the Margin and the aggregate principal amount of the Securities of this series Outstanding. For the purpose of this payment, Goldman, Sachs & Co. will redetermine the Designated Treasury Yield, the Treasury Rate Difference and the Margin. In these circumstances, the Holder of this Security will not have the right to elect to continue to hold this Security (or any portion hereof). The Calculation Agent will notify the Company of such determination promptly after the close of business on such fourth Market Day. The Company will give notice to the Holder of this Security that this Security will be repurchased by the Company from the Holder on the Reset Date, at 100% of the principal amount of this Security, no later than the second Market Day prior to the Reset Date in the manner described in paragraph 8 below. If at any time Goldman, Sachs & Co. is not acting as Calculation Agent, then the determinations and notice to the Company described in this paragraph will be made and given by Goldman, Sachs & Co., unless Goldman, Sachs & Co. has elected not to exercise the Call Option on behalf of the Call Option Holders.

        "Market Disruption Event" means any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities;
   (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market and/or U.S. federal wire system.

        All determinations regarding Market Disruption Events and Failed Remarketing, including whether or not any event has occurred or is continuing, shall be made by Goldman, Sachs & Co. in consultation with Barclays Bank PLC.

        All percentages resulting from any calculation with respect to the Securities of this series will be rounded upwards, if necessary, to the nearest one ten-thousandth of a percentage point (e.g., 5.76531% (or 0.0576531) being rounded to 5.7654% (or 0.057654)), and all U.S. dollar amounts will be rounded to the nearest cent (with one-half cent being rounded upwards).

        All determinations made by the Calculation Agent (or Goldman, Sachs & Co.) regarding the matters described herein shall, absent manifest error, be final, conclusive and binding on all concerned and will not give rise to any liability on the part of the Calculation Agent, Goldman, Sachs & Co., Barclays Bank PLC, the Trustee, the Company or NiSource.

        6.   Settlement on Exercise of the Put and Call Options.
             --------------------------------------------------

        For as long (but only for as long) as this Security or any portion hereof is issued in the form of a Global Security, the provisions of paragraph 6(a) through 6(d) below, inclusive, shall apply with respect to this Security or such portion, as the case may be.

             (a) If the Call Option is exercised, then, on the Reset Date, all beneficial interests in this Security held through Agent Members (as defined below) shall be transferred to a DTC account designated by Goldman, Sachs & Co on behalf of the Call Option Holders. The transfers shall be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. Goldman, Sachs & Co. and Barclays Bank PLC shall be obligated to make payment of 100% of the principal amount of this Security to DTC or its nominee, for credit to the accounts of the Agent Members through which beneficial interests in this Security are held, by the close of business on the Reset Date. Each transfer shall be made against the corresponding payment, and each such payment shall be made against the corresponding transfer, in accordance with the applicable DTC's Applicable Procedures.

             If the Call Option Holders fail to pay 100% of the principal amount of this Security on the applicable Reset Date, the Call Option shall be deemed not to have been exercised and the Put Option will be deemed to have been exercised with respect to this Security in whole. In these circumstances, the Holder on the Reset Date may not continue to hold this Security (or any portion hereof) by giving the Trustee notice of its election not to sell this Security to the Company, and the Company will be obligated to pay, not later than two Business Days following the Reset Date, 100% of the principal amount of this Security (plus accrued interest from and including the Reset Date to but excluding the date payment is made), with settlement occurring as described in paragraph (b) below.

             In any event, the Company shall remain obligated to make payment of accrued and unpaid interest due on this Security, with interest payable on the Reset Date being payable to the Holder on the corresponding Regular Record Date.

             As used herein, (i) "Agent Member" means, at any time, any person who is a member of, or participant in, DTC at such time and (ii) "Applicable Procedures" means, with respect to any payment, transfer or other transaction to be effected with respect to a Global Security through the facilities of DTC at any time, the policies and procedures of DTC applicable to such transactions, as in effect at such time.

             (b) If the Put Option is exercised as to this Security (or any portion hereof), then, on the Reset Date, all beneficial interests in this Security or any such portion held by or through Agent Members shall be transferred to a DTC account designated by the Company. The transfers shall be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. The Company shall be obligated to make payment of 100% of the principal amount of this Security (or any such portion) to DTC or its nominee, for credit to the accounts of the Agent Members by or through which beneficial interests in this Security (or any such portion) are held, by the close of business on the Reset Date (or if the Put Option is deemed to have been exercised as contemplated by the second paragraph of paragraph 6(a) above, by the close of business on the second Business Day following the Reset Date). Each transfer shall be made against the corresponding payment, and each such payment shall be made against the corresponding transfer, in accordance with DTC's Applicable Procedures. If the Company fails to pay 100% of the principal amount of this Security (or any such portion) on the Reset Date, accrued interest at the rate in effect immediately before the Reset Date to the date the payment is made shall be payable as part of the repurchase price, in the same manner and for credit to the same accounts as such repurchase price.
        Whether or not purchased pursuant to the Put Option, the Company shall remain obligated to make payment of accrued and unpaid interest due on this Security, with interest payable on the Reset Date being payable to the Holder on the corresponding Regular Record Date, as provided herein and in the Indenture.

             (c) The transactions described in paragraphs 6(a) and 6(b) above shall be executed on the Reset Date (or the second Business Day thereafter, to the extent specified above) through DTC in accordance with its Applicable Procedures, and the accounts of the respective Agent Members shall be debited and credited and beneficial interests in this Security shall be delivered by book entry as necessary to effect the purchases and sales thereof. Unless DTC's Applicable Procedures require otherwise, such transactions shall settle, and all other payments in respect of the Securities of this series shall be made, in immediately available funds through DTC's settlement system. Notwithstanding any provision hereof or of the Indenture, none of the Company, NiSource, the Trustee, Goldman, Sachs & Co., Barclays Capital Inc. or Barclays Bank PLC, or any agent of any such person, shall have any responsibility with respect to the Applicable Procedures or for any payments, transfers or other transactions, or any notices or other communications, among DTC, its Agent Members, any other direct or indirect participants therein and any beneficial owners of a Global Security. For all purposes of this Security and the Indenture, any payment or notice to be made or given with respect to this Security by the Company, Goldman, Sachs & Co. or Barclays Bank PLC shall be deemed made or given when made or given to DTC or its nominee, in accordance with its Applicable Procedures.

             (d) The settlement procedures described in paragraphs 6(a), 6(b) and 6(c) above may be modified, notwithstanding any contrary terms of the Securities of this series or the Indenture, to the extent required by DTC. In addition, Goldman, Sachs & Co., on behalf of the Call Option Holders, and the Company may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures described in paragraphs 6(a), 6(b) and 6(c) above in order to facilitate the settlement process.

             (e) If any Securities of this series are issued in non-book-entry form, the Company shall modify the provisions of paragraphs 6(a) through 6(d) above, inclusive, so as to ensure that Reset Date settlements of transactions in such Securities of this series are effected in as comparable a manner as practical, PROVIDED that such modified procedures shall not adversely affect the interests of the holders of the Outstanding Securities of this series.

        7.   Transfer; Global Securities.
             ---------------------------

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Security for registration of transfer, the Company, NiSource, the Trustee and any agent of the Company, NiSource or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Company, NiSource, the Trustee nor any such agent shall be affected by notice to the contrary.

        If DTC shall at any time be unwilling or unable to continue as depositary and a successor depositary shall not be appointed by the Company, the Company shall issue the Securities in definitive form, in exchange for the total amount of the certificates representing the Securities. Notwithstanding any provision to the contrary set forth in the Indenture, at all times prior to the Reset Date (i) the Company will use its best efforts to maintain this Security in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain this Security in book-entry form and (ii) the Company hereby waives any discretionary right it otherwise may have under the Indenture to cause this Security to be issued in certificated form. In addition, the Company may at any time after the Reset Date determine not to have the Securities represented by Global Securities, and in such event, the Company will issue securities in definitive form in exchange for the total amount of the certificates representing the Global Securities. In addition, if any event shall have happened and be continuing that constitutes an Event of Default with respect to the Securities, the owners of beneficial interests in certificates for this Global Security will be entitled to receive Securities in certificated form in exchange for the book-entry certificate or certificates representing this Global Security. In any such instance, an owner of a beneficial interest in such certificates will be entitled to physical delivery in definitive form of Securities equal in amount to such beneficial interest and to have such Securities registered in its name.

        8.   Certain Notices.
             ---------------

        For so long as this Security is represented by a Global Security, any notices to be given to the Holder of this Security will be deemed to have been duly given to the Holder when given to DTC or its nominee in accordance with DTC's policies and procedures. None of the Company, NiSource, the Calculation Agent, Goldman, Sachs & Co., Barclays Capital Inc., Barclays Bank PLC or the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of this Security in global form.

        For so long as this Security is not represented by a Global Security, any notices to be given to the Holder of this Security will be deemed to have been duly given to the Holders upon the mailing of such notices to the Holder at his address as it appears on the relevant Securities Register maintained by the Company or its agent as of the close of business on the day before the day that notice is given.

        Neither the failure to give any notice nor any defect in any notice given to a particular Holder will affect the sufficiency of any notice given to another Holder.

        Notice of the Holder's election not to sell this Security pursuant to the Put Option may be given by the Holder of this Security to the Trustee only by facsimile transmission or by mail or hand delivery and MUST ACTUALLY BE RECEIVED by the Trustee at the following address no later than 10:00 A.M., New York City time, on the seventh Market Day prior to the Reset Date:

             The Chase Manhattan Bank
             450 West 33rd Street
             New York, New York  10001
             Attention:  Capital Markets Fiduciary Services
             Facsimile no.:  (212) 946-8158

        Notice of the Holder's election not to sell this Security of this series pursuant to the Put Option may be given only by the registered Holder of this Security.

        9.   Holder.
             ------

        Prior to due presentment of this Security for registration of transfer, the Company, NiSource, the Trustee, any agent of the Company, NiSource or the Trustee and the Call Option Holders may treat the Person in whose name this Security is registered as the owner hereof for all purposes, including the making of any payment in respect hereof, any exercise of the Call Option or the Put Option and consummation of any sale and purchase hereof pursuant thereto, the giving of any notice with respect hereto, and the giving of any consent or taking of any other action with respect hereto, whether or not this Security be overdue, and neither the Company, NiSource, the Trustee nor any such agent shall be affected by notice to the contrary.

        10.  Provisions Relating to the Call Option Holders
             ----------------------------------------------

        Insofar as the provisions of this Security purport to provide rights to the Call Option Holders against any Holder of this Security, such rights (including such rights to purchase this Security pursuant to the Call Option on the Reset Date) shall also be rights of the Company and shall be enforceable by the Company against such Holder. Each Holder of this Security shall hold this Security (and by holding the same be deemed to have agreed to do so) subject to the foregoing. Without limiting the foregoing, the Call Option Holders may take any action under this Security (including giving any notice, making any determination and effecting any settlement pursuant to paragraphs 3, 5 and 6 hereof) that the provisions of this Security contemplate may be taken by the Call Option Holders.

        Pursuant to Section 6(a) of the Calculation Agency Agreement, the Call Option Holders have agreed with the Company, for the benefit of the applicable Holders of this Security from time to time, that, if Goldman, Sachs & Co. exercises the Call Option on behalf of the Call Option Holders when this Security is Outstanding, the Call Option Holders will purchase this Security from the Holder hereof on the Reset Date, upon the terms and subject to the conditions set forth herein. No Holder of this Security shall have any right, remedy or claim against the Call Option Holders under this Security, the Indenture or the Calculation Agency Agreement.

        No provision of this paragraph shall be construed to impair or otherwise affect any rights that the Call Option Holders may have at any time as a Holder of this Security.

        11.  Miscellaneous.
             -------------

        The Indenture provides that the Company and NiSource, at the Company's option, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company or NiSource deposits, in trust with the Trustee, money or U.S. Government Obligations (or Foreign Government Obligations if the Securities are denominated in a foreign currency or currencies) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and (premium, if any) and interest on, the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

        Except pursuant to the Support Agreement referred to in paragraph 12 below, no recourse shall be had for the payment of the principal of or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental or series designation thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, or of NiSource or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        12.  Support Agreement.
             -----------------

        The indebtedness evidenced by this Security is entitled to the benefits of a Support Agreement dated as of April 4, 1989, as amended as of May 15, 1989, December 10, 1990, and February 14, 1991 (as such Agreement may be hereafter amended, modified or supplemented from time to time in accordance with the terms and conditions of the Indenture, the "Support Agreement") between the Company and NiSource. The Support Agreement provides that during the term thereof (i) NiSource will own all of the voting stock of the Company, (ii) NiSource will cause the Company to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles, and (iii) if the Company is unable to make timely payment of principal of or any premium or interest on any Debt (as defined below) issued by the Company, NiSource will, at the request of the Company or any Lender (as defined below), provide funds to the Company to make such payments. The Support Agreement also provides that any Lender to the Company shall have the right to demand that the Company enforce its rights against NiSource under the Support Agreement as described in the previous sentence, and the event that the Company fails to require NiSource to perform such obligations or the Company defaults in the timely payment of principal of or any premium or interest on any Debt owed to a Lender, such Lender may proceed directly against NiSource to enforce the Company's rights against NiSource under the Support Agreement or to obtain payment of such defaulted principal, premium or interest owed to such Lender.

        The Support Agreement provides that in no event may any Lender, on default of the Company or NiSource or upon failure by the Company or NiSource to comply with the Support Agreement, have recourse to or against the stock or assets of Northern Indiana Public Service Company ("Northern Indiana") or any interest of the Company or NiSource therein. Notwithstanding this limitation, the Support Agreement provides that funds available to NiSource to satisfy any obligations under the Support Agreement will include cash dividends paid by Northern Indiana to NiSource.

        The term "Debt" is defined in the Support Agreement as debt securities or other obligations and includes the Securities. The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which the Company is indebted for money borrowed or to which the Company otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. The Indenture provides that each Holder of this Security, as well as the Trustee, shall be considered a "Lender" for purposes of the Support Agreement and shall have all rights of a "Lender" set forth therein.

        The Support Agreement may be amended or terminated at any time by the agreement of NiSource and the Company, provided that (i) no amendment regarding the terms described above may be made unless all Lenders consent in advance and in writing to such amendment, (ii) no amendment regarding any other term of the Support Agreement may be made in a manner that adversely affects the rights of Lenders unless all affected Lenders consent in advance and in writing to such amendment, and (iii) no termination shall be effective until such time as all Debt (including this Security) shall have been paid in full.